Exhibit 10.45

AMENDED AND RESTATED

2010-2011 LONG TERM INCENTIVE PLAN FOR EMPLOYEES OF ALICO

(effective November 1, 2010)

This 2010-2011 Long Term Incentive Plan for Employees of American Life Insurance Company (“ALICO”) (this “Plan”) is effective as amended and restated as of November 1, 2010, and was originally effective (under the name, “American International Group, Inc. 2010-2011 Long Term Incentive Plan for Employees of American Life Insurance Company”) as of March 29, 2010. The obligations and liabilities under this Plan are obligations and liabilities of ALICO and not obligations or liabilities of MetLife, Inc. or any affiliate of MetLife, Inc. other than ALICO.

The purpose of this Plan is to provide certain key employees of ALICO (the “Company”), an affiliate of MetLife, Inc. (together with its affiliates), “MetLife”), with an incentive and reward for contributions to the growth and profitability of the Company and with recognition of and incentive for their contributions to the sale of ALICO by ALICO Holdings LLC, and the sale of Delaware American Life Insurance Company by American International Group, Inc. (“AIG”), each to MetLife, Inc. (the “ALICO Transaction”).

SECTION 1	Participation

1.1. Participants. Each employee of the Company or one of its affiliates who was selected prior to November 1, 2010 to participate by the Compensation and Management Resources Committee (“the CMRC”) of the Board of Directors of AIG (including any successor to that committee, or person or persons who were designated by the CMRC to administer the Plan from time to time until November 1, 2010, the “CMRC” or “Committee”), as evidenced by the receipt by such individual of an award letter detailing an award issued under this Plan (an “Award”) (the “Award Letter”) from the CMRC, will be a “Participant” in this Plan.

SECTION 2	Awards

2.1. Performance Awards. A Participant’s Award Letter will set forth a cash award opportunity (the “Cash Target”) for the Participant, as was established prior to November 1, 2010 by the CMRC.

2.2. Performance Measures. The prescribed metrics, along with the performance measures and percentages of value attributable to each such metric, by which award values will be determined, are set forth on the Annex to this Plan (the “Performance Measures”), as well as a threshold level of performance (“Threshold”) and a maximum level of performance (“Maximum”).

2.3. Measurement Period. The period during which the performance of the Company will be measured (the “Performance Period”) in respect of the Performance Measurements will be the period beginning on January 1, 2010 and ending on December 31, 2011.

2.4. Earned Cash Awards. At the end of the Performance Period, the officer of MetLife, Inc. in charge of Human Resources or that officer’s written designee (the “Administrator”) will measure performance against the Performance Measures and determine the amount of cash earned for the Performance Period (the “Earned Cash Award”). Subject to the terms and conditions of this Plan and unless determined otherwise by the Administrator, the Earned Cash Award will be determined as follows, provided that in no event may the Earned Cash Award exceed two times the Cash Target:

Performance	Percentage of Cash Target Earned

Performance less than Threshold	0%

Performance at Threshold	50%

Performance between Threshold and Maximum	Greater than 50% - Less than 200%

Performance at or above Maximum	200%

The percentage of the Cash Target that will be awarded if performance is between Threshold and Maximum will be proportionate to the amount by which performance exceeds Threshold.

2.5. Vesting of Earned Cash Awards. Except as provided in Section 3, and subject to the other terms and conditions of this Plan and the applicable Award Letter, Earned Cash Awards shall vest according to the following schedule: 33 1/3% of the Earned Cash Award shall vest on January 1, 2012, 33 1/3% of the Earned Cash Award shall vest on January 1, 2013 and the remaining 33 1/3% of the Earned Cash Award shall vest on January 1, 2014 (each, a “Scheduled Vesting Date”).

2.6. Payment of Earned Cash Awards. Except as provided in Section 3, Participants will receive payment in respect of any Earned Cash Award, or part thereof, as promptly as administratively practicable following the applicable Scheduled Vesting Date (each such date of payment, a “Payment Date”), provided that any payment following the first Scheduled Vesting Date shall be made as promptly as administratively practicable following the determination of Earned Cash Awards by the Administrator, but no later than April 30, 2012 and payment following the subsequent Scheduled Vesting Dates shall be made within 30 days following the applicable Scheduled Vesting Date. Subject to Section 3, a Participant must be an Active Employee (as defined below) on the applicable Scheduled Vesting Date in order to be entitled to receive a payment of a portion of an Earned Cash Award.

SECTION 3	Employment Requirement; Death

3.1. Continuous Employment Through Payment Date. Except as otherwise expressly provided herein and in Section 3.2, a Participant will not be entitled to receive payment of an Award, and will forfeit all rights with respect to any unpaid portion of an Award, if for any reason the Participant is not an Active Employee of MetLife on the relevant Payment Date, other than in cases of death, Disability, or involuntary termination without Cause. The Administrator however, shall be able, in its sole discretion, to reinstate an Award that has terminated or otherwise been forfeited. Solely for purposes of this Plan, an “Active Employee” shall mean an employee (i) who is actively performing services for MetLife, (ii) who is on an MetLife-approved leave of absence, whether paid or unpaid, or (iii) is in receipt of long-term disability benefits, in each case while in good standing with MetLife.

A.	In the event that a Participant has been involuntarily terminated by MetLife without Cause or incurs a long-term Disability during the Performance Period, the Participant shall receive payment of an Award in accordance with Section 3.1.B, unless, in its sole discretion, the Administrator affirmatively determines that an Award shall not be paid to the Participant. For the avoidance of doubt, an involuntary termination as provided in this clause A shall not include a resignation that a Participant may assert was a constructive dismissal.

B.	If the Administrator determines to pay an Award in the circumstances set forth in Section 3.1.A, the amount will be determined by the Administrator (based on actual performance through the end of the applicable performance period) on a pro rata basis calculated by multiplying the amount by a fraction, the numerator of which is the number of days elapsed in the 2010-2011 Performance Period from 1/1/10 through the last date that the Participant was actively performing services for MetLife or on short-term disability leave (including parental leave), and the denominator of which is the total number of days in the 2010-2011 Performance Period. Such amount shall be paid to such Participant by the earlier of (i) within two and one-half months after the end of the calendar year in which the Participant is involuntarily terminated by MetLife without Cause or incurs a long-term Disability, as applicable or (ii) to the extent some amount is payable earlier, the scheduled payment date with respect to such amount.

C.	If the Participant is involuntarily terminated without Cause or incurs a long-term Disability after the completion of the Performance Period, the Earned Cash Award shall not be prorated but shall be fully paid, and shall immediately vest and be paid as provided in the last sentence of Section 3.1.B.

D.	For these purposes, the term “Cause” will mean (i) a Participant’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations; (ii) a Participant’s engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Securities Exchange Act of 1934); (iii) a Participant’s material failure to perform his or her duties to MetLife; (iv) a Participant’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which MetLife is a member; (v) a Participant’s violation of any MetLife policy concerning hedging or confidential or proprietary information, or a Participant’s material violation of any other MetLife policy as in effect from time to time; (vi) a Participant’s engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of MetLife; or (vii) a Participant’s engaging in any conduct detrimental to MetLife. The determination as to whether “Cause” has occurred shall be made by the Administrator in the Administrator’s sole discretion.

For the purposes of the Plan, “Disability” will mean that a Participant, who after receiving short-term disability income replacement payments for 6 months, (i) is determined to be disabled in accordance with the Company’s long-term disability plan in which employees of the Company are generally able to participate, if one is in effect at such time, or (ii) to the extent such Participant is not participating in the Company long-term disability plan, or no such long-term disability plan exists, is determined to have a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months as determined by, as applicable, the Company’s long-term disability insurer or the department or vendor directed by the Company to determine eligibility for unpaid medical leave.

3.2. Death. Notwithstanding any other provision of this Plan, in the event a Participant’s employment terminates by reason of his or her death, such Participant will be eligible to receive an Award, unless, in its sole discretion, the Administrator determines that an Award shall not be paid to the Participant. Any amount that would be payable to such a Participant’s estate hereunder will be calculated in the same manner as if the employee had been involuntarily terminated without Cause as is set forth in Sections 3.1A, B and C above provided, however, that the date of death shall be substituted for the date of termination of employment. Such amount shall be paid to such Participant’s estate by the earlier of (i) within two and one-half months after the end of the calendar year in which the Participant dies or (ii) to the extent some amount is payable earlier, the scheduled payment date with respect to such amount.

3.3. Retirement. If a Participant retires, whether on or after normal retirement age or on or after early retirement age, all unvested Awards will be forfeited.

3.4. Closing of ALICO Transaction. As the closing date of the ALICO Transaction took place during the 2010-2011 Performance Period, Earned Cash Awards for Participants who were Active Employees as of November 1, 2010 will vest and be paid according to the normal vesting and payment schedule described in Sections 2.5 , 2.6 or 3, as applicable.

SECTION 4	Administration of this Plan

4.1. General. This Plan will be administered by the Administrator. The Administrator may allocate among its members and delegate to any of the Administrator’s administrative responsibilities. The Administrator will have power to interpret this Plan, to make regulations for carrying out its purpose and to make all other determinations in connection with the Plan and its administration in the Administrator’s sole discretion (including, without limitation, whether Cause exists with respect to any Participant, the amount and extent to which a Performance Measure has been achieved, and the amount of all Awards), all of which will, unless otherwise determined by the Administrator, be final, binding and conclusive.

4.2. Non-Uniform Determinations. The Administrator’s determinations under this Plan need not be uniform and may be made by it selectively among Participants (whether or not such Participants are similarly situated). Without limiting the generality of the foregoing, the Administrator will be entitled, among other things, to make non-uniform and selective determinations as to the persons to become Participants under this Plan and the amounts of the Cash Target.

4.3. Determination of Employment. The Administrator will have the sole right to determine the commencement or date of termination of a Participant’s employment with MetLife, and whether the Participant is an Active Employee, for the purposes of this Plan, separate and apart from any determinations as may be made by MetLife with respect to the individual’s employment.

4.4. Amendments. The Administrator will have the power to amend this Plan in any manner and at any time, including in a manner adverse to the rights of the Participants or any Participant; provided that, notwithstanding the foregoing, the Administrator may not accelerate or postpone any payment to a Participant to occur at a time other than the time provided for in this Plan unless permitted by Section 409A for compensation that satisfies the exception for “short-term deferrals.”

4.5. No Liability. Neither the Administrator nor any employee of MetLife involved in the operation or administration of this Plan (each, a “Covered Person”) will have any liability to any person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Participant’s participation in it.

4.6. Adjustments. The Administrator may, in the Administrator’s discretion, adjust the metrics and/or Performance Measures under this Plan to preserve the benefits or potential benefits intended to be made available to Participants under this Plan for any sale, transfer or other disposition of MetLife or the Company to a third party, including the U.S. government, or conversion of shares of common stock or other securities of MetLife, or for any other reason which the Administrator deems appropriate.

4.7. Release of Claims. In the case of a Participant who is involuntarily terminated by MetLife without Cause or terminates employment due to Disability, ALICO will require the Participant to execute a release substantially in the form used under the MetLife Plan for Tranisition Assistance, or otherwise determined by the Administrator.

SECTION 5	General Rules

5.1. Plan and Awards Subject to Compensation Requirements. [Reserved]

5.2. No Funding. MetLife will be under no obligation to fund or set aside amounts to pay obligations under this Plan. Participants will have no rights to the Awards other than as a general unsecured creditor of the Company.

5.3. Tax Withholding. As a condition to the payment of any compensation under this Plan or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation (i) MetLife may deduct or withhold (or cause to be deducted or withheld) from any payment to a Participant whether or not pursuant to this Plan, or (ii) the Administrator will be entitled to require that the Participant remit cash to MetLife (through payroll deduction or otherwise), in each case, in an amount sufficient as determined by the MetLife to satisfy such withholding obligation. Participants shall be solely liable for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt of any Award, and MetLife shall have no liability in respect thereof.

5.4. No Rights to Other Payments. The provisions of this Plan provide no right or eligibility to a Participant to any other payouts from MetLife under any other alternative plans, schemes, arrangements or contracts MetLife may have with any employees or group of employees of MetLife.

5.5. No Effect on Benefits. Subject to Section 5.1, grants and payments under this Plan will constitute a special discretionary incentive payment to the Participants and will not be required to be taken into account by MetLife in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of MetLife or under any agreement with the Participant, unless the Company specifically provides otherwise.

5.6. Repayment and Clawback. If the Administrator determines that any Award or payment or delivery made under this Plan was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria (including the Performance Measures), or if, following the payment or delivery of an Award under this Plan, a Participant is terminated for Cause, then (i) any unpaid Award shall be forfeited or (ii) following payment or delivery of cash with respect to any Award, the Company shall be entitled to receive, and the Participant shall be obligated to repay to the Company immediately upon demand therefor, the amount of cash paid with respect to the applicable Payment Date. The repayment to the Company described in clause (ii) of this Section 5.6 shall be net of any taxes withheld from the original payment to the Participant. Payment of any Award is contingent on the existence of no such material inaccuracies as of the applicable Payment Date.

5.7. Section 409A. Awards under this Plan are intended to provide payments that satisfy the “short-term deferral” exemption under Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), and therefore Awards are not intended to be “deferred compensation” subject to Section 409A (“Section 409A”). It is the Company’s intent that payments under this Plan are exempt from Section 409A, and that the Plan be interpreted and administered accordingly. For this purpose, “Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance thereunder, in each case as they may be from time to time amended or interpreted through further administrative guidance. The Administrator will have full authority to give effect to the intent of this Section 5.7. Notwithstanding the foregoing, in the event that the payment of any Award would be subject to the limitations in Section 409A(a)(2)(b) of the Code, any such Award shall be delayed until six months after the Participant’s separation from service with MetLife (or earlier death) in accordance with the requirements of Section 409A. Each payment or delivery in respect of any Award will be treated as a separate payment or delivery for purposes of Section 409A.

5.8. Severability. If any of the provisions of this Plan is or are finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

5.9. Entire Agreement. This Plan, along with the Award Letter, contains the entire agreement of the parties with respect to the subject matter thereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter thereof.

5.10. Waiver of Claims. Each Participant recognizes and agrees that, prior to the receipt of any Award under the Plan, he or she has no right to any benefits under this Plan. Accordingly, in consideration of the Participant’s receipt of any Award hereunder, he or she expressly waives any right to contest the value of any Award, the terms of this Plan, any determination, action or omission pursuant to this Plan or the Award Letter by the Administrator or the Company, or any amendment to this Plan.

5.11. No Third Party Beneficiaries. Except as expressly provided herein, this Plan will not confer on any person other than MetLife and the Participant any rights or remedies hereunder.

5.12. Successor Entity; Company’s Assigns. Except as otherwise determined by the Administrator, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of the Company with or into any other entity (“Successor Entity”) or any transaction in which another person or entity acquires all of the issued and outstanding voting securities of the Company, or all or substantially all of the assets of the Company, outstanding Awards may be assumed or a substantially equivalent award may be substituted by such Successor Entity or a parent or subsidiary of such Successor Entity. The terms of this Plan will be binding and inure to the benefit of the Company and its successors and assigns.

5.13. Nonassignability. No Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, except as may be otherwise determined by the Administrator. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 5.13 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of this Plan and the Award Letters will be binding upon any permitted successors and assigns.

5.14. Right to Discharge. Nothing contained in this Plan or in any Award Letter will confer on any Participant any right to be continued in the employ of MetLife or to be included in any future plans of a similar nature.

5.15. Right of Offset. To the extent consistent with law, MetLife will have the right to offset against its obligation to deliver cash under the Plan any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to MetLife pursuant to tax equalization, housing, automobile or other employee programs) that the Participant then owes to MetLife and any amounts the Administrator otherwise deems appropriate pursuant to any tax equalization policy or agreement.

5.16. No Liability With Respect to Tax Qualification or Adverse Tax Treatment. Notwithstanding anything to the contrary contained herein, in no event shall

MetLife be liable to a Participant on account of the failure of any Award or amount payable under this Plan to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

SECTION 6	Disputes

6.1. Governing Law. This Plan will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws. The Plan shall also be subject to all applicable non-U.S. laws as to Participants located outside of the United States. In the event that any provision of this Plan is not permitted by the local laws of a country or jurisdiction in which a Participant performs services, such local law shall supersede that provision of this Plan with respect to that Participant. The benefits to which a Participant would otherwise be entitled under this Plan may be adjusted or limited to the extent that the Administrator determines is necessary or appropriate in light of applicable law or local practice.

6.2. Arbitration. Subject to the provisions of this Section 6, any dispute, controversy or claim between MetLife, on the one hand, and a Participant, on the other hand, arising out of or relating to or concerning this Plan or any Award, will be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by a Participant must first be submitted to the Administrator in accordance with claims procedures determined by the Administrator.

6.3. Jurisdiction. MetLife and each Participant hereby irrevocably submit to the exclusive jurisdiction of a state or federal court of appropriate jurisdiction located in the Borough of Manhattan, the City of New York over any suit, action or proceeding arising out of or relating to or concerning this Plan or any Award that is not otherwise arbitrated or resolved according to Section 6.2. MetLife and each Participant acknowledge that the forum designated by this section has a reasonable relation to this Plan and to such Participant’s relationship with MetLife, that the agreement as to forum is independent of the law that may be applied in the action, suit or proceeding and that such forum shall apply even if the forum may under applicable law choose to apply non-forum law.

6.4. Waiver. MetLife and each Participant waive, to the fullest extent permitted by applicable law, any objection which MetLife and such Participant now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 6.3. MetLife and each Participant undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Plan or any Award in any forum other than a forum described in Section 6.3. Notwithstanding the foregoing, nothing herein shall preclude MetLife from bringing any action, suit or proceeding in any other court for the purpose of enforcing the provisions of this Section 6. MetLife and each Participant agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Participant and MetLife.

6.5. Service of Process. Each Participant irrevocably appoints the General Counsel of ALICO (the “General Counsel”) at 600 King Street, Wilmington, Delaware 19801, U.S.A. as his or her agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Plan or any Award that is not otherwise arbitrated or resolved according to Section 6.2. The General Counsel will promptly advise the Participant of any such service of process.

6.6. Confidentiality. To the extent consistent with law, each Participant must keep confidential any information concerning any grant made under this Plan and any dispute, controversy or claim relating to this Plan, except that a Participant may disclose information concerning a dispute or claim to the court that is considering such dispute or to such Participant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute).

SECTION 7	Term of Plan

This Plan will continue until suspended or terminated by the Administrator in its sole discretion.

ADOPTED AS AMENDED AND RESTATED:

/s/ Kathleen A. Henkel
Kathleen A. Henkel
Administrator

Annex to the

Amended And Restated 2010-2011

Long Term Incentive Plan For Employees Of Alico

Performance Measures

2010-2011 Alico LTI Performance Measures and Goals

2010 Measures and Goals: 50% Weighting *

Performance Area	Metric	Measurement	Results Target Corridor
Separation/Integration Milestones Weight: 30%	Successful closing of scheduled separation items, Alico Independent items and MetLife cooperation items	On Time (per the Separation Dashboard) and On Budget (in accordance with the separation budget)

Separation

•    Threshold: Items in schedules 6.13(a)(i), 6.13 (a)(ii) and 6.08 (e)

•    Target: 6.13(a)(i), 6.13 (a)(ii) and 6.08 (e) items and High Priority Cooperation interdependencies on or before Close

•    Exceeds: Meets Target and closes 90% of the medium and low priority interdependencies on or before close and 100% by the end of Q12011

	Ensure Day 1 readiness by delivering all Day 1 Must Have Initiatives	On Time (Prior to or At closing) per the MetLife Day 1 Initiative Project Plan	Day 1 Readiness: Pass or Fail

Capital & Liquidity Weight: 30%	Maintain solvency ratios and manage capital without increasing leverage in line with expectations and without AIG support	Actual solvency ratios will be calculated and provided by ALICO

Threshold: Maintain solvency ratios in line with approved budget (RBC of 400%, CAR of 150%, UK at 160%, Japan 1000%)

Target: Maintain solvency ratios in line with approved budget and build Home Office liquidity buffer of $100M

	Build and maintain a Home Office liquidity buffer for ALICO	Liquidity buffer to be maintained at the ALICO Home Office level

Profitability Management Weight: 40%	Alico businesses to achieve 2010 core reforecast earnings of $2.2 billion, GAAP Pre-tax Operating Income prior to MetLife PGAAP and other adjustments	Pre-tax operating income (GAAP basis); Year-end PTOI to be normalized for the effect of FX and adjusted for lost net income on dividends.	GAAP PTOI: threshold is 80% of target, target is 100% of target and over achievement represents 120% of target prior to MetLife PGAAP and other adjustments.

	Maintain 2010 unlevered ROE to average of prior two years 2008-2009	ROE will be calculated by ALICO using after-tax net income divided by average equity (ex-AOCI), excluding IPO costs	ROE results as of closing: 13% ROE threshold; 13.5% ROE target and 14% ROE considered over achievement

*	All performance results will be determined by the committee or other plan administrator designated under the 2010-2011 Long Term Incentive Plan for Employees of Alico in its discretion, and those determinations will be final.

2010-2011 Alico LTI Performance Measures and Goals

2011 Measures and Goals: 50% Weighting *

Performance Area	Metric	Measurement	Results Target Corridor
Integration/Synergy Milestones Weight: 30%	Achievement of all post Day 1 through Day 3 Initiatives set out in the joint MetLife/Alico integration Plan	On Time per the MetLife post Day 1 through Day 3 Initiatives set out in joint MetLife/Alico Integration Plans on budget with achievement of synergy targets

Day 1 to Day 3

•    Threshold – All TSA’s exited as scheduled

•    Target – TSA’s exited as scheduled and all High Priority Initiatives implemented on time and on budget

•    Exceeds – Meets Target plus delivers at least 50% of milestones ahead of schedule and/or under budget

Profitability Management Weight: 40%	Combined Alico/MetLife International business to achieve 2011 PGAAP After-tax Net Earnings of $2,350 million based on plan FX rates with Alico accretive to MetLife’s share price of 50 cents	Combined after-tax net earnings (PGAAP basis) with Alico accretive to MetLife’s share price of 50 cents	PGAAP After-tax net earnings: threshold is 80% of target, target is 100% of plan target and over achievement represents 120% of target.

Growth

PFOI Weight: 15%	Combined Alico/MetLife International business to achieve 2011 PFOI of $15.7 billion	Combined Alico/MetLife International PFOI	Threshold is 80% of target, target is 100% of target and over achievement represents 120% of target.

Sales Weight: 15%	Combined Alico/MetLife International business to achieve 2011 Sales of $6.0 billion	Combined Alico/MetLife International Sales under common definition (i.e. ANP)	Threshold is 75% of target, target is 100% of target and over achievement represents 125% of target.

*	All performance results will be determined by the committee or other plan administrator designated under the 2010-2011 Long Term Incentive Plan for Employees of Alico in its discretion, and those determinations will be final.